CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 10, 2013 relating to the financial statements and financial highlights which appears in the March 31, 2013 Annual Report to Shareholders of Russell Equity ETF Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Experts,” “Independent Registered Public Accounting Firm”, “Counsel and Independent Registered Public Accounting Firm”, “General Information”, and “Financial Statements” in such Registration Statement.

Seattle, WA

July 23, 2013